EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
ATMI, INC.

Pursuant to Section 242 of the
General Corporation Law of the
State of Delaware

     ATMI, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”) does hereby certify that:

     FIRST: The name of the Corporation is ATMI, Inc.

     SECOND: The Certificate of Incorporation of the Corporation (the “Certificate”) was filed with the office of the Secretary of State of the State of Delaware on April 7, 1997 under the name ATMI Holdings, Inc. and was amended on September 23, 1997 and June 16, 1998.

     THIRD: Pursuant to the provisions of Section 242 of the General Corporation Law, the Board of Directors of the Corporation duly adopted resolutions setting forth a proposed amendment to the Certificate, declared the proposed amendment to be advisable and directed that it be submitted to the stockholders of the Corporation for their approval at the annual stockholders’ meeting.

     FOURTH: Pursuant to the provisions of Section 242 of the General Corporation Law, at the annual stockholders’ meeting held on May 21, 2003, the stockholders of the Corporation, by affirmative vote of the holders of at least a majority of the outstanding shares of the Corporation’s common stock entitled to vote thereon, such common stock being the only class of the Corporation’s stock entitled to vote thereon, duly approved the proposed amendment, such that the first sentence of Article IV of the Certificate shall be amended to read as follows:

ARTICLE IV

Capital Stock

The total number of shares of all classes of stock which the corporation has authority to issue is One Hundred-Two Million (102,000,000), consisting of One Hundred Million (100,000,000) shares of Common Stock, par value $0.01 per share (the “Common Stock”), and Two Million (2,000,000) shares of Preferred Stock with a par value of $0.01 per share (the “Preferred Stock”)

     FOURTH: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law.

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     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officer this 22nd day of May, 2003.

ATMI, INC.

By:	/s/ Eugene G. Banucci

Eugene G. Banucci, Ph.D. Chief Executive Officer, Chairman of the Board and Director

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